Press Release
FOR IMMEDIATE RELEASE

Contact: Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
 (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.
REPORTS THIRD QUARTER 2008 RESULTS
Strong Growth in Assets & Deposits and Increased Earnings

(Bridgehampton, NY – October 14, 2008) Bridge Bancorp, Inc. (NASDAQ: BDGE), the parent   company of The Bridgehampton National Bank, today announced growth in assets and deposits and improved net income and earnings per share for the third quarter of 2008. Highlights for the quarter include:

•	Net income of $2.4 million or $.39 per share, representing a 3% increase from $.38 per share earned in the third quarter of 2007.

•	Returns on average equity and assets of 17.38% and 1.30%, respectively.

•	Net interest income expanded to $7.8 million compared to $6.8 million in 2007, reflecting a net interest margin of 4.71%.

•	Total assets of $755 million, an increase of $105 million or 16.2% from September 2007.

•	Deposits of $672 million, an increase of $75 million or 12.5% from September 2007.

•	Demand deposits aggregating $209 million, representing over 31% of total deposits.

•	Continued strong credit quality with prudent increases in the allowance for loan losses.

•	Dividends of $0.23 per share.

•	Received approval from the Office of the Comptroller of the Currency for a new branch location in Shirley and filed for approval to open a branch in Deer Park.

“This quarter’s results continue to reflect the positive trends displayed throughout 2008, as we expand our deposit franchise and conservatively grow our loan portfolio. This success translated into improved income and continued strong returns on equity and assets. During these turbulent economic times, these accomplishments demonstrate the relative strength of our markets, our strategic focus and the organization’s ability to capitalize on opportunities,” said Kevin O’Connor, President and CEO of Bridge Bancorp, Inc.

Net Earnings and Returns
Net income for the quarter ended September 30, 2008 was $2.4 million or $.39 per share compared to $2.3 million or $.38 per share in the same period last year.  For the nine months ended September 30, 2008, net income aggregated $6.6 million or $1.08 per share compared to $6.3 million or $1.03 per share for the same period in 2007. The positive changes reflect net interest income growth, and a modest improvement in other income, offset by an increase in the provision for loan losses and higher operating costs.

The improvement in net interest income for the quarter reflects substantial growth in earning assets, offsetting in large part, the decline in the net interest margin to 4.71% from 4.85% in 2007. During the period, loans and securities increased, funded primarily with stable lower costing core deposits. Other income improved as the decline in title fee income was offset by the expansion of deposit related revenue and fees.

The quarterly provision for loan losses was $550,000, compared to $150,000 in 2007, reflecting the growth in our loan portfolio as well as a prudent assessment of risk factors related to the uncertain direction of the economy and ongoing unprecedented financial market volatility.

Increased operating expenses reflect the costs associated with new sales personnel, additional seasonal staffing, and greater incentive based compensation associated with the achievement of performance goals.  Other expenses included higher FDIC premiums attributable to our deposit growth and costs related to prior and ongoing branch expansion.

“Our quarterly and year to date results, despite the current banking and economic turmoil, reflect the success of our expansion and supports the ongoing strategy to selectively open new branches and build businesses around seasoned banking professionals,” stated Mr. O’Connor.

Balance Sheet and Asset Quality
At September 30, 2008, assets totaled $755.5 million, another record level for the Company and more importantly, an increase of $105.1 million, or 16.2% from September 30, 2007. This increase included $105.0 million and $49.9 million of net growth in the investment securities and loan portfolios, respectively. The securities portfolio is comprised principally of municipal obligations and government guaranteed instruments and does not contain obligations directly affected by the recent corporate failures and defaults. Loan originations, consistent with the Company’s strategic focus, continue to include commercial relationships and real estate related loans, many of which also result in new or expanded deposit relationships.  “Our local presence and solid reputation present us with opportunities and specific referrals to individuals and businesses seeking a full service banking relationship,” commented Mr. O’Connor.

Asset quality, as measured by loan delinquencies and non-performing assets, continues to be strong.  At quarter end, non-performing assets totaled $654,000, higher than the September 2007 level of $178,000, but down from $773,000 at June 30, 2008. “Our avoidance of speculative and imprudent lending has contributed to our lower level of problem assets,” commented Mr. O’Connor. “However, the current unstable global financial markets and unsettled economic environment has created widespread concern and it is currently unclear how this cycle will ultimately be resolved. This uncertainty, along with the growth in our loan portfolio, was considered in the determination of our allowance for loan losses,” noted Mr. O’Connor. The loan loss provisions recorded this quarter and over the past twelve months increased the allowance for loan losses to $3.6 million from $2.7 million at September 30, 2007, increasing the overall allowance to .88% of the outstanding loan portfolio from .75%.

Total deposits grew 12.5% or $74.6 million to $671.6 million at quarter end compared to $597.0 million at September 30, 2007. The growth was achieved in both new and mature branches and included expansion of commercial relationships and new personal accounts.  The deposit growth was concentrated in core retail and commercial deposits, which increased $50.7 million to $527.9 million, or 10.6% from 2007. Demand deposits aggregated $209.4 million at quarter end, representing approximately 31% of total deposits.

“The seasonal nature of our markets has traditionally made the third quarter strong for our Company and 2008 was no exception. What is different, however, is the apparent acceleration of growth evidenced by expanded relationships in our existing footprint and the continued maturation of recently opened branches,” remarked Mr. O’Connor. “We are building on this momentum and our two new planned locations, in Shirley and Deer Park, New York, will be staffed by managers and staff familiar with the respective markets.”

Stockholders’ equity and capital continues to increase with earnings and net increases in the value of the securities portfolio. The Company remains “well-capitalized” as its related capital ratios for the Bank and holding company are substantially above regulatory minimums. “In these uncertain times, we understand the continuing need for a strong capital position,” commented Mr. O’Connor.

Opportunities
“To characterize the economic events of the past twelve months as “unprecedented” is an understatement. The daily flow of information and disappearance of many financial companies many believed were unassailable has been truly astounding. Our Company, like many other community banks, has not been impacted by this upheaval. For Bridgehampton, this is a result of maintaining discipline: discipline in underwriting, discipline in expansion strategies, discipline in investing and discipline in general business practices. The causes of this economic crisis are many, but can probably be summarized as the complete mispricing of risk, compounded by an incalculable use of leverage. These events occurred over a prolonged period and cannot be unwound in days, weeks or even months.  The impacts, as they filter through the economy, will have untold effects on consumers and businesses. As participants in the economy, we recognize this risk and must consider its impact as we consider growth initiatives and evaluate loans and investments,” noted Mr. O’Connor.

“Our results this year and over time have reflected our ability to capitalize on opportunities presented by the market.  We will continue to identify these and diligently seek to grow and strengthen our franchise. We will maintain vigilance and discipline as we consider new branch locations, personnel and most importantly credit extensions. We are closely monitoring our existing businesses and focusing on the impact of market events.  During times of financial distress, an organization that can remain focused will build on its strengths and prosper. When market opportunities are presented, if we adhere to our disciplined approach we should be able to capitalize and ultimately create value for our shareholders,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $755 million, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Riverhead Town, operates 14 retail branch locations. Through this network and electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects, “ “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

    Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan in investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	September 30,	December 31,	September 30,
	2008	2007	2007
ASSETS
Cash and Due from Banks	$ 16,108	$ 14,348	$ 13,227
Federal Funds Sold	3,729	-	56,900
Investment in Debt and Equity Securities, net:
Securities Available for Sale, at Fair Value	261,845	189,771	190,219
Securities Held to Maturity	38,540	5,836	5,202

Loans	413,193	375,236	362,357
Less: Allowance for Loan Losses	(3,634)	(2,954)	(2,719)
Loans, net	409,559	372,282	359,638
Premises and Equipment, net	18,322	18,469	18,519
Accrued Interest Receivable and Other Assets	7,349	6,718	6,617
Total Assets	$ 755,452	$ 607,424	$ 650,322

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits	$ 209,417	$176,130	$ 231,527
Savings, NOW and Money Market Deposits	347,404	253,012	295,242
Certificates of Deposit of $100,000 or More and Other Time Deposits	114,729	79,767	70,187
Total Deposits	671,550	508,909	596,956
Federal Funds Purchased and Repurchase Agreements	15,000	42,000	-
Other Liabilities and Accrued Expenses	15,628	5,406	5,211
Total Liabilities	702,178	556,315	602,167
Total Stockholders' Equity	53,274	51,109	48,155
Total Liabilities and Stockholders' Equity	$ 755,452	$ 607,424	$ 650,322

Selected Financial Data: Capital Ratios

Total Capital (to risk weighted assets)	11.55%	12.14%	11.95%
Tier 1 Capital (to risk weighted assets)	10.80%	11.45%	11.31%
Tier 1 Capital (to average assets)	7.40%	8.45%	8.40%

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)
	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Interest Income	$ 10,075	$ 9,309	$ 28,827	$ 26,728
Interest Expense	2,266	2,496	7,060	7,973
Net Interest Income	7,809	6,813	21,767	18,755
Provision for Loan Losses	550	150	1,075	245
Net Interest Income after Provision for Loan Losses	7,259	6,663	20,692	18,510
Other Non Interest Income	1,427	1,243	3,787	3,340
Title Fee Income	250	298	945	1,077
Net Security Losses	-	-	-	(101)
Total Non Interest Income	1,677	1,541	4,732	4,316
Salaries and Benefits	3,265	2,702	9,404	7,906
Other Non Interest Expense	2,136	1,925	6,269	5,577
Total Non Interest Expense	5,401	4,627	15,673	13,483
Income before Income Taxes	3,535	3,577	9,751	9,343
Provision for Income Taxes	1,179	1,255	3,190	3,066
Net Income	$ 2,356	$ 2,322	$ 6,561	$ 6,277
Basic Earnings Per Share	$ 0.39	$ 0.38	$ 1.08	$ 1.03
Diluted Earnings Per Share	$ 0.39	$ 0.38	$ 1.08	$ 1.03

BRIDGE BANCORP, INC. AND SUBSIDIARY
Selected Financial Data

Return on Average Total Assets	1.30%	1.50%	1.29%	1.40%
Return on Average Stockholders' Equity	17.38%	19.38%	16.39%	17.83%
Net Interest Margin	4.71%	4.85%	4.73%	4.65%
Efficiency Ratio	55.52%	54.00%	57.57%	56.45%